								OMB APPROVAL

							OMB Number:3235-0145
							Expires:  August 31, 1999
							Estimated average burden
							hours per form 14.90

						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 3)


				American Locker Group Incorporated
					   (Name of Issuer)

						Common Stock
				(Title of Class of Securities)
--------------------------------------------------------------------------

						  027284108
						(CUSIP Number)

				Christopher J. Rupright, Esq.
				  Shartsis Friese & Ginsburg
				One Maritime Plaza, 18th Floor
					San Francisco, CA 94111
						(415) 421-6500
---------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices
						and Communications)

						December 1, 1998
		(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1746 (10-97)

SCHEDULE 13D

CUSIP No. 027284108								Page 2 of 10 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Avocet Capital Management, L.P.
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) / X /
												(b) /  /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
---------------------------------------------------------------------------
	NUMBER OF			7	SOLE VOTING POWER
	  SHARES				-0-
    BENEFICIALLY		--------------------------------------------------
	 OWNED BY			8	SHARED VOTING POWER
	   EACH				275,900
	REPORTING		--------------------------------------------------
	  PERSON			9	SOLE DISPOSITIVE POWER
	   WITH				-0-
					--------------------------------------------------
					10	SHARED DISPOSITIVE POWER
						275,900
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	275,900
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
													/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	11.4
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	PN and IA
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 027284108								Page 3 of 10 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Avocet Investment Partners, L.P.
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) / X /
												(b) /  /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	WC
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
---------------------------------------------------------------------------
		NUMBER OF		7	SOLE VOTING POWER
		SHARES			-0-
	   BENEFICIALLY		--------------------------------------------------
		OWNED BY		8	SHARED VOTING POWER
		EACH				275,900
		REPORTING		--------------------------------------------------
		PERSON		9	SOLE DISPOSITIVE POWER
		WITH				-0-
					--------------------------------------------------
					10	SHARED DISPOSITIVE POWER
						275,900
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	275,900
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
													/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	11.4
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	PN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 027284108							Page 4 of 10 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	GWL Partners, L.P.
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) / X /
												(b) /  /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
---------------------------------------------------------------------------
		NUMBER OF		7	SOLE VOTING POWER
		SHARES			-0-
	   BENEFICIALLY		--------------------------------------------------
		OWNED BY		8	SHARED VOTING POWER
		EACH				275,900
		REPORTING		--------------------------------------------------
		PERSON		9	SOLE DISPOSITIVE POWER
		WITH				-0-
					--------------------------------------------------
					10	SHARED DISPOSITIVE POWER
						275,900
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	275,900
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
													/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	11.4
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	PN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 027284108							Page 5 of 10 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	GWL Management, L.L.C.
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) / X /
												(b) /  /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
---------------------------------------------------------------------------
		NUMBER OF		7	SOLE VOTING POWER
		SHARES			-0-
	   BENEFICIALLY		--------------------------------------------------
		OWNED BY		8	SHARED VOTING POWER
		EACH				275,900
		REPORTING		--------------------------------------------------
		PERSON		9	SOLE DISPOSITIVE POWER
		WITH				-0-
					--------------------------------------------------
					10	SHARED DISPOSITIVE POWER
						275,900
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	275,900
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
													/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	11.4
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	OO
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 027284108								Page 6 of 10 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	G. Walter Loewenbaum II
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) / X /
												(b) /  /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
---------------------------------------------------------------------------
		NUMBER OF		7	SOLE VOTING POWER
		SHARES			-0-
	   BENEFICIALLY		--------------------------------------------------
		OWNED BY		8	SHARED VOTING POWER
		EACH				275,900
		REPORTING		--------------------------------------------------
		PERSON		9	SOLE DISPOSITIVE POWER
		WITH				-0-
					--------------------------------------------------
					10	SHARED DISPOSITIVE POWER
						275,900
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	275,900
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
													/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	11.4
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	IN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 027284108						Page 7 of 10 Pages

ITEM 1.	SECURITY AND ISSUER.

This statement relates to shares of Common Stock (the "Stock") of American Locker Group Incorporated ("ALGI"). The principal executive office of ALGI is 608 Allen Street, Jamestown, NY 14701.

ITEM 2.	IDENTITY AND BACKGROUND.

The persons filing this statement and the persons enumerated in Instruction C of Schedule 13D and, where applicable, their respective places of organization, general partners, directors, executive officers and controlling persons, and the information regarding them, is as follows:

(a)	Avocet Capital Management, L.P., a Delaware limited partnership
("ACM"); Avocet Investment Partners, L.P., a Delaware limited partnership ("AIP"); GWL Partners, L.P., a Delaware limited partnership ("GWL"); GWL Management, L.L.C., a Delaware limited liability company ("LLC"); G. Walter Loewenbaum II ("Loewenbaum").

(b)	The business address of Loewenbaum, ACM, AIP, GWL and LLC is 111
Congress Avenue, Suite 1600, Austin, TX  78701.

(c)	ACM is the investment adviser and the general partner of AIP, which is an investment limited partnership. GWL is the general partner of ACM. LLC is the general partner of GWL. Loewenbaum is the manager of LLC.

(d)	During the last five years, none of such persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)	During the last five years, none of such persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)	Loewenbaum is a citizen of the United States of America.

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The source and amount of funds used in purchasing the Stock were as follows:

Purchaser		Source of Funds			Amount

ACM			Funds Under Management(1)	$2,822,134.12
AIP			Working Capital			$2,822,134.12

(1)	Includes funds invested by AIP in Stock.

SCHEDULE 13D
CUSIP No. 027284108						Page 8 10 Pages


ITEM 4.	PURPOSE OF TRANSACTION.

The sole purpose of the acquisitions of the Stock reported herein was and is for investment.

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

The beneficial ownership of the Stock of the persons named in Item 2 of this statement is as follows at the date hereof:

			Aggregate
			Beneficially
			Owned			Voting Power		Dispositive Power
Name			Number	Percent	Sole		Shared	Sole		Shared
ACM			275,900	11.4		-0-		275,900	-0-		275,900
AIP			275,900	11.4		-0-		275,900	-0-		275,900
GWL			275,900	11.4		-0-		275,900	-0-		275,900
LLC			275,900	11.4		-0-		275,900	-0-		275,900
Loewenbaum		275,900	11.4		-0-		275,900	-0-		275,900

The persons filing this statement effected the following transactions in the Stock on the dates indicated, and such transactions are the only transactions by the persons filing this statement in the Stock since October 2, 1998:

	Purchase				Number		Price
Name	 or Sale	Date			of Shares		Per Share

AIP		P	10-2-98		   300		23.3100
AIP		P	10-5-98		   200		23.4975
AIP		P	10-6-98		   200		23.2475
AIP		P	10-7-98		 1,600		21.6022
AIP		P	10-8-98		 1,300		20.6080
AIP		P	10-9-98		   500		20.6725
AIP		P	10-13-98		   100		20.8100
AIP		P	11-11-98		 1,000		24.0245
AIP		P	11-12-98		 1,000		24.6515
AIP		P	11-13-98		 3,100		24.2021
AIP		P	11-16-98		 1,500		24.5000
AIP		P	11-17-98		 2,000		24.9570
AIP		P	11-18-98		 2,600		25.8331
AIP		P	11-19-98		   900		26.7652
AIP		P	11-25-98		 2,000		28.3741
AIP		P	11-27-98		 1,000		28.6480
AIP		P	11-30-98		 3,100		28.3629
AIP		P	12-1-98		 2,000		26.6191

All transactions were executed through the Nasdaq National Market System.

SCHEDULE 13D

CUSIP No. 027284108						Page 9 of 10 Pages


ITEM. 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH
RESPECT TO SECURITIES OF THE ISSUER.

ACM is the general partner of AIP, pursuant to a limited partnership agreement providing to ACM the authority, among other things, to invest the funds of AIP in Stock, to vote and dispose of Stock and to file this statement on behalf of AIP. Pursuant to such limited partnership agreement, ACM is entitled to allocations based on assets under management and realized and unrealized gains, if certain conditions are met.

ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS.

A.	Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G
(including power of attorney).

SIGNATURES

	After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:	December 7, 1998.

AVOCET CAPITAL MANAGEMENT, L.P.		AVOCET INVESTMENT PARTNERS, L.P.

By: GWL Partners, L.P.				By: Avocet Capital Management, L.P.
    General Partner					    General Partner

  By: GWL Management, L.L.C.			  By: GWL Partners, L.P.
      General Partner					 General Partner

	By: /s/ G. Walter Loewenbaum II	   By: GWL Management, L.L.C.
	    G. Walter Loewenbaum II			   General Partner
	    Manager
								    By: /s/ G. Walter Loewenbaum II
									   G. Walter Loewenbaum II
									   Manager

GWL PARTNERS, L.P.					GWL MANAGEMENT, L.L.C.

  By: GWL Management, L.L.C.			By:  /s/ G. Walter Loewenbaum II
      General Partner					G. Walter Loewenbaum II
									Manager
	By: /s/ G. Walter Loewenbaum II
	    G. Walter Loewenbaum II
	    Manager

SCHEDULE 13D
CUSIP No. 027284108						Page 10 of 10 Pages


												EXHIBIT A

			AGREEMENT REGARDING JOINT FILING
			OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of securities of American Locker Group Incorporated. For that purpose, the undersigned hereby constitute and appoint Avocet Capital Management, L.P., a Delaware limited partnership, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:	May 5, 1998.

AVOCET CAPITAL MANAGEMENT, L.P.		AVOCET INVESTMENT PARTNERS, L.P.

By: GWL Partners, L.P.				By: Avocet Capital Management, L.P.
    General Partner					    General Partner

  By: GWL Management, L.L.C.			  By: GWL Partners, L.P.
      General Partner					 General Partner

	By: /s/ G. Walter Loewenbaum II	   By: GWL Management, L.L.C.
	    G. Walter Loewenbaum II			  General Partner
	    Manager
								    By: /s/ G. Walter Loewenbaum II
									   G. Walter Loewenbaum II
									   Manager

GWL PARTNERS, L.P.					GWL MANAGEMENT, L.L.C.

  By: GWL Management, L.L.C.			By:  /s/ G. Walter Loewenbaum II
      General Partner					G. Walter Loewenbaum II
									Manager
	By: /s/ G. Walter Loewenbaum II
	    G. Walter Loewenbaum II
	    Manager